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                                                                    EXHIBIT 21.1

                             LIST OF SUBSIDIARIES

Gentle Dental Management, Inc., a Delaware corporation

GMS Hawaii Acquisition Company, a Delaware corporation

GMS Dental Group Management of Hawaii, Inc., a Hawaii corporation

GMS Dental Group Management of Southern California, Inc., a California corporation

GMS Dental Group Management of the Mountain States, Inc., a Delaware corporation

Gentle Dental Management -- Pacific Northwest, Inc., a Delaware corporation